Exhibit 10.1

EMPLOYMENT AGREEMENT

FOR THE

EXECUTIVE CHAIRMAN

November 15, 2018

EXECUTIVE AGREEMENT

Agreement made this 15th day of November 2018 between FEDERAL LIFE GROUP, INC., a Pennsylvania corporation, FEDERAL LIFE INSURANCE COMPANY, an Illinois stock life insurance company, and any subsidiaries or affiliates (hereinafter referred to as the “Corporation”), and JOSEPH D. AUSTIN (hereinafter sometimes referred to as the “Executive Chairman”).

Joseph D. Austin was employed by Federal Life Insurance Company as its Chairman and Chief Executive Officer pursuant to an executive agreement dated March 3, 2010.

The Board of Directors of the Corporation recognizes that Mr. Austin’s contribution to the growth and success of the Federal Life Insurance Company since his election as Chief Executive Officer of the Company on June 21, 1977 has been most substantial. The Board desires to provide for the continued employment of the Executive Chairman which the Board has determined will be in the best interests of the policyholders of Federal Life Insurance Company and the Corporation and will enforce and encourage the continued attention and dedication of the Executive Chairman to the Corporation. The Executive Chairman is willing to commit himself to continue to serve the Corporation on the terms and conditions herein provided.

In order to effect the foregoing, the Corporation, and the Executive Chairman wish to enter into an agreement on the terms and conditions set forth below.

Accordingly, in consideration of the promises and the respective covenants and agreements herein contained, in further consideration of services performed and to be performed by the Executive Chairman and intending to be legally bound, the parties hereto agree as follows:

1.	Employment.

A.	The Corporation agrees to employ Joseph D. Austin as Executive Chairman after the Conversion and the Executive Chairman agrees to serve in such role during the term of employment as set forth in this Agreement. The Executive Chairman shall report only to the Board of Directors of the Corporation and his powers and authority shall be superior to those of any officers or employees of the Corporation or of any subsidiaries thereof. The Executive Chairman agrees to serve as a Director and as Chairman of the Board of Directors of the Company as well as serving as Executive Chairman or as a member of various committees of the Board of Directors as provided in the Corporation’s By-Laws.

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B.	If at any time during the term of employment, the Board of Directors of the Corporation fails to re-elect the Executive Chairman as Executive Chairman and he fails to be elected as a Director of the Corporation, or removes the Executive Chairman from such office or from such directorship, or if at any time during the term of this Agreement, the Executive Chairman shall fail to be vested by the Corporation with the powers and authority of the Executive Chairman of the Corporation, except in connection with a termination for material breach or just cause as hereinafter set forth in this Agreement, or if the ownership or control of the Corporation, including illustratively the power and right to elect a majority of the Board of Directors of the Corporation becomes vested directly or indirectly in persons other than persons who currently, as of the effective date hereof, have such power and right, the Executive shall have the right, by written notice to the Corporation, to terminate his services hereunder effective as of the last day of the month following the receipt by the Corporation of any such written notice and the Executive Chairman shall have no other obligations under this Agreement. The Executive Chairman’s termination of services under this Paragraph shall be treated as a termination of employment by the Corporation other than for material breach or just cause on the Executive Chairman’s part and, accordingly, shall be governed by the provisions of Paragraph 7A of this Agreement.

2.	Term of Employment.

The initial term of employment, as this phrase is used throughout this Agreement, shall be for the period beginning on the date of this Agreement and ending three (3) years thereafter consistent with the provisions of Chapter 215 ILCS 5/245, as it exists at the time this Agreement is executed. This agreement is automatically extended each day for an additional day except that a notice of non-extension may be given at any time by the Board of Directors of the Corporation in which case the term of employment will expire at the end of its then current term.

3.	Executive Chairman’s Duties During Term of Employment.

The Executive Chairman shall devote his full business time (with allowances for vacations and sick leave) and attention and best efforts to the affairs of the Corporation during the term of employment; provided, however, that he may serve as a director of other corporations and entities and may engage in other activities to the extent that they do not inhibit the performance of his duties hereof or conflict with the business of the Corporation.

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4.	Compensation.

The Executive’s base salary shall be Four Hundred Eighteen Thousand One Hundred Forty Dollars ($418,140). The Executive Chairman’s base salary will be determined each year by the Corporation’s Board of Directors Compensation Committee at its annual meeting (but shall not be less than the amount set forth herein) and will be paid in substantially equal monthly installments plus a bonus determined annually by the Compensation Committee based upon determination of the Compensation Committee as to the performance of the Executive Chairman. Any annual increase to the base salary shall become the base salary as set forth herein.

5.	Other Benefits.

In addition to the compensation provided for herein, the Executive Chairman shall be entitled to participate in any and all employee benefit programs of the Corporation as currently in effect. Further, the Executive Chairman shall be entitled to receive prompt reimbursement for all expenses which he deems reasonably incurred by him in performing services hereunder provided such expenses are incurred and accounted for in accordance with the policies and procedures presently established by the Corporation.

6.	Counsel Fees and Indemnification.

A.	In the event that: (1) the Corporation terminates or seeks to terminate this Agreement alleging as justification for such termination a material breach by the Executive Chairman or causes hereinafter set forth and the Executive Chairman disputes such termination or attempted termination; and/or (2) the Executive Chairman elects to terminate his services hereunder pursuant to Paragraph 1B of this Agreement; the Corporation disputes its obligations to pay to the Executive Chairman that portion of his compensation as hereinafter provided; the Corporation shall pay or reimburse to the Executive Chairman all reasonable costs incurred by him in such dispute, including attorney’s fees and costs providing the Executive Chairman shall prevail in such action.

B.	The Corporation further represent and warrant: (1) that the Executive Chairman is and shall continue to be covered and insured up to the maximum limits provided by all insurance that the Corporation maintains to indemnify their directors and officers, and (2) that the Corporation will exert its best efforts to maintain such insurance at least at its present limits in effect throughout the term of the Executive Chairman’s employment.

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C.	The Corporation hereby warrants and represents that the under-takings of payment indemnification and maintenance of such insurance coverage for the Executive Chairman set out above are not in conflict with the charter of the Corporation or its By-Laws or with any validly existing agreement or other proper corporate action of the Corporation.

7.	Termination.

A.	Termination by the Corporation other than for Material or Just Cause.

If the Corporation shall terminate the Executive Chairman’s employment during the term of employment for other than a material breach of this Agreement or “just cause”, as herein defined, the Executive Chairman shall have no obligation to seek other employment in mitigation of damages in respect of any period following the date of such termination and the Executive Chairman shall be entitled to receive from the Company $515,000 per annum which shall be payable to the Executive Chairman in monthly installments without regard to, or reduction because of, any other compensation or income which the Executive Chairman receives or is entitled to receive whether from the Corporation or otherwise. It is stipulated that any payments made in accordance with the foregoing shall be paid to and received by the Executive Chairman as liquidated damages for the unwarranted termination of his employment and not as penalties and he shall be entitled to receive no further sums under this Agreement except as such that have accrued as of the date of termination or as otherwise specifically provided in this Agreement. In view of the fact that the term of this Agreement is for three (3) years pursuant to the provisions of the aforesaid described Chapter 215 ILCS 5/245, it is contemplated that the payments provided to be made by virtue of this provision shall be completed at the expiration of three (3) years from the date of such termination.

B.	Termination by the Corporation for Material Breach or for Just Cause.

"Just cause" shall mean willful misconduct, dishonesty, conviction of (or plea of nolo contedere to) a felony, habitual drunkenness or excessive absenteeism not related to illness. Should the Executive Chairman's employment be terminated for a material breach of this Agreement or for "just cause", the Corporation shall be obligated to pay the Executive Chairman his then base salary only through the end of the month during which such termination occurs plus such other sums as are payable to the Executive Chairman under this Agreement and which have accrued as of the end of such month.

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The termination of employment of the Executive Chairman shall not be deemed to be for “Just cause” unless and until there shall have been delivered to the Executive Chairman a copy of a resolution duly adopted by the affirmative vote of not less than 66% of the entire membership of the applicable Board (excluding the Executive Chairman) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive Chairman and the Executive Chairman is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive Chairman is guilty of the conduct described above, and specifying the particulars thereof in detail

C.	Termination by the Executive Chairman.

Without prejudice to the provisions of Paragraph 1B of this Agreement, it is agreed that if during the term of employment the Executive Chairman concludes because of changes in the composition of the Board of Directors of the Corporation or of other events or occurrences of material effect that he can no longer properly and effectively discharge his responsibilities as Executive Chairman of the Corporation, he may at any time resign as Director of the Corporation and from his position as Executive Chairman of the Corporation after giving the Corporation not less than sixty (60) days prior written notice of the effective date of his resignation. Any such resignation shall not be deemed to be a material breach by the Executive Chairman of this Agreement.

It is further agreed that upon such resignation, except for obligations of either party to the other which have accrued as of the date of the Executive Chairman’s resignation or as otherwise specifically provided in this Agreement, the Executive Chairman shall be entitled to receive the compensation provided under Paragraph 7A of this Paragraph 7 as if such termination was by the Corporation other than for material breach or other just cause. It is provided, however, that the Executive Chairman’s obligation of non-disclosure as provided in Paragraph 11 of this Agreement shall remain undiminished and in full force and effect and the obligation of the Executive Chairman under Paragraph 8 of this Agreement not to compete shall continue for the period during which payments continue to be made to the Executive Chairman under the provisions of Paragraph 7A.

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8.	Non-Competition.

A.	Except as is otherwise provided in Paragraph 7C, it is agreed that during the term of employment and during any period in which the Executive Chairman is receiving compensation as provided in Paragraphs 4 and 7, the Executive Chairman will not without the prior approval of the Board of Directors of the Corporation become an officer, employee, agent, partner or director of any business enterprise which is in substantial direct competition (as defined below) with the Corporation that may be constituted during the term of employment or at the termination thereof.

B.	If the Executive Chairman’s employment by the Corporation is terminated by the Executive Chairman during the term of employment, the Executive Chairman shall not during the period in which he is compensated under the provisions of Paragraphs 7A and 7C following such termination become an officer, employee, agent, partner or director of any business enterprise in substantial direct competition with the Corporation as the business of the Corporation may be constituted at the time of such termination.

C.	For the purpose of this Paragraph 8, a business enterprise with which the Executive Chairman becomes associated as an officer, employee, agent, partner or director shall be considered in “substantial direct competition” if during a year when such competition is prohibited its sales of any product or service which is competitive with a product or service furnished by the Corporation or any of its subsidiaries or affiliates amount to more than ten percent (10%) of the Corporation’s total combined sales of their product or services. This provision shall be effective during the period in which the Executive Chairman is receiving payments from the Corporation under the provisions of Paragraphs 7A and 7C.

9.	Effect of Death and Disability.

A.	In the event of death of the Executive Chairman during the period of employment, the legal representative of the Executive Chairman shall be entitled to $515,000 to be paid in twelve (12) equal monthly installments beginning at the end of the month in which death occurs. These payments are in lieu of any other life insurance provided by the Corporation for the Executive Chairman at the Corporation’s expense. If other life insurance is provided to the Executive Chairman at the Corporation’s expense the payments provided for in this paragraph will be reduced by the amount of the other life insurance. The period of employment shall be deemed to have ended as of the close of business on the last day of the month in which death shall have occurred but without prejudice to any payments due in respect to the Executive Chairman’s death.

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B.	If, as a result of the Executive Chairman’s incapacity due to physical or mental illness, the Executive Chairman shall have been absent from his duties hereunder on a full-time basis for the entire period of nine (9) consecutive months, the period of employment shall be deemed to have ended as of the close of business on the last day of such nine (9) month period but without prejudice to any payments due to the Executive Chairman in respect to disability.

In the event of disability of the Executive Chairman during the period of employment, the Executive Chairman shall be entitled to the base salary provided of in Paragraph 4 above at the rate being paid at the time of the commencement of disability for the first nine (9) month period of such disability. Thereafter, the Executive Chairman shall receive fifty percent (50%) of such rate being paid at the time of the commencement of disability for the remaining term provided for in this Agreement; provided however, that this Agreement after the expiration of the nine (9) month period shall be reduced by any payments to which the Executive Chairman may be entitled for the payment period because of disability under any disability plan of the Corporation.

10.	Successors or Assigns.

Any successor or assign (whether direct or indirect by purchase, merger, consolidation or change of control) shall absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no succession or assignment had taken place. The Corporation agrees that it will require any successor, or assign, under the circumstances herein above set forth, to expressly, absolutely and unconditionally assume and agree to perform this Agreement. Any failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive Chairman to terminate under the provisions of Paragraph 7A. As used in this Paragraph, the Corporation shall mean the Federal Life Group, Inc., Federal Life Insurance Company and any subsidiaries or affiliates of the Corporation as herein before defined and any successor of their business and/or assets as aforesaid which executes and delivers the agreement provided for in this Paragraph or which otherwise becomes bound by the terms and conditions of this Agreement by operation of law.

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This Agreement shall inure to the benefit of and be enforceable by the Executive Chairman’s legal representative, executors, administrators, successors, heirs, devisees, designees and legatees. If the Executive Chairman should die while any amounts are still payable to him hereunder such amounts unless otherwise provided for herein shall be paid in accordance with the terms of this Agreement to the Executive Chairman’s devisees, legatees, or other designees, or, if there be no such designees, to the Executive Chairman’s estate.

11.	Non-disclosure.

The Executive Chairman agrees that he shall not at any time during or following his employment with the Corporation disclose or use, except in the course of his employment with the Corporation in the pursuit of the business of the Corporation, any confidential information or proprietary data of the Corporation whether such information or proprietary data is in his memory or embodied in writing or other physical form.

12.	Conflicts.

Any paragraph, sentence, phrase or other provision of this Executive Chairman’s Employment Agreement which is in conflict with any applicable statute, rule or other law shall be deemed, if possible, to be modified or altered to conform thereto or, if not possible, to be omitted here from. The invalidity of any portion hereof shall not affect the form and effect of the remaining valid portions hereof. Paragraph headings are included herein for convenience and are not intended to affect in any way the interpretation of any remaining paragraphs of this Agreement.

13.	Governing Law.

This Executive Agreement is governed by and is to be construed in accordance with the laws of the State of Illinois.

14.	Notice.

All notices shall be in writing and shall be deemed effective when delivered in person, or 48 hours after deposit thereof in the U.S. mails, postage pre-paid, for delivery as registered mail, return-receipt requested, addressed in the case of the Executive Chairman to his last known address as carried on the personnel records of the Corporation and in the case of the Corporation to the corporate headquarters to the attention of the Secretary thereof or to such other address as the parties to be notified may specify by notice to the other party.

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15.	Arbitration.

A.	Any controversy or claim arising out of or relating to this Agreement or any breach thereof shall be settled by arbitration before three (3) arbitrators, as provided below, and judgment of the award rendered which the arbitrators, or at least a majority of the arbitrators, may be entered in any court having jurisdiction thereof.

B.	Each party shall appoint a disinterested and neutral arbitrator and the two thus appointed shall appoint a third disinterested and neutral arbitrator. If the two arbitrators so chosen cannot agree on the appointment of a third arbitrator then such arbitrator shall be appointed by the then Chief Judge of the United States District Court of Illinois.

16.	Representation and Warranties.

The Corporation represents and warrants that the execution of this Agreement by the Corporation has been duly authorized by resolution of it’s Board of Directors.

17.	Modification.

No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive Chairman and the Corporation. No waiver by either party hereto at any time by any breach of any part hereto of any compliance with any conditions or provisions of this Agreement to be performed by such party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

18.	Compliance with Code Section 409A

A.	Notwithstanding any provision of this Agreement to the contrary, the Executive Chairman’s employment will be deemed to have terminated on the date of the Executive Chairman’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Corporation.

B.	It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations and guideline issued thereunder to the extent that any compensation and benefits provided hereunder constitute deferred compensation subject to Code Section 409A. This Agreement shall be interpreted on a basis consistent with this intent. The parties will negotiate in good faith to amend this Agreement as necessary to comply with Section 409A in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act, pursuant to this Section 18 shall subject the Corporation to any claim, liability, or expense, and the Corporation shall not have any obligation to indemnify or otherwise protect the Executive Chairman from the obligation to pay any taxes pursuant to Section 409A of the Code.

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C.	For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision), each payment in a series of payments will be deemed a separate payment.

D.	Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Code Section 409A would otherwise be payable or distributable under this Agreement by reason of the Executive Chairman’s separation from service during a period in which he is a “specified employee” (as defined under Code Section 409A and the final regulations thereunder), then, subject to any permissible acceleration of payment by the Corporation under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)	if the payment or distribution is payable in a lump sum, the Executive Chairman’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Executive Chairman’s death or the first day of the seventh month following the Executive Chairman’s separation from service; and
(ii)	if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Executive Chairman’s separation from service will be accumulated and the Executive Chairman’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Executive Chairman’s death or the first day of the seventh month following the Executive Chairman’s separation from service, whereupon the accumulated amount will be paid or distributed to the Executive Chairman and the normal payment or distribution schedule for any remaining payments or distributions will resume.

This Section 18(D) should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii)(or any successor provision) to amounts payable hereunder (or any portion thereof).

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IN WITNESS WHEREOF, the Corporation, by order of its Board of Directors, has caused this Agreement, consisting of eleven (11) pages, to be signed in its corporate name by its duly authorized Director and impressed with its corporate seal, attested by its Secretary and the Director has hereunto set his hand on the day and year first above written.

ATTEST:	FEDERAL LIFE GROUP, INC.

By:
Secretary		Director - Authorized

By:
Witness		Joseph D. Austin

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